EXHIBIT 23.4

                             AC NIELSEN





April 7, 1998


The Board of Directors
Pepsi Cola P.R. Bottling Company


We consent to Pepsi Cola Bottling Company's (the "Company") use of market share information, provided from time to time, to the Company by us, in its Registration Statement of Form S-3 (File No. 333-40093), including all amendments thereto, and in the reports (including amendments to such report) that the Company files with the Securities and Exchange Commission from time to time, including its annual report on Form 10-K.



Cordially,



Roberto Trigos
General Manager
ACNielsen Puerto Rico, Inc.




San Juan, Puerto Rico




   Mercantil Plaza Bldg. Suite  707,  Hato  Rey,  Puerto Rico 0918 <circle>
              Phone: 787-756-0555 <circle> Fax. 787-756-0524


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